FONTANELLA ASSOCIATES LLC
A CERTIFIED PUBLIC ACCOUNTING & CONSULTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Vecta Inc. and Subsidiary
One World Trade Center, Suite 8500
New York, NY 10007

I consent to the incorporation by reference in the registration statement (No. 333-217460) on Form S-8, of Vecta Inc., of our reports dated March 31, 2023, with respect to the consolidated statements of financial condition of Vecta Inc. and subsidiary (the "Company") as of December 31, 2022 and the related consolidated statements of operations, comprehensive (loss), stockholders' equity, and cash flows for the seven months then ended, and the related notes (collectively, the "consolidated financial statements"), which report appears in the December 31, 2022 annual report on Form 10-K of the Company.

Alfred Fontanella
Fontanella Associates LLC

March 31, 2023